Exhibit 99.1


                                      -4-
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[Loral Space & Communications Logo]
600 Third Avenue
New York, NY 10016

                              FOR IMMEDIATE RELEASE                         NEWS

                                                               Contact: Jeanette
                                                                          Clonan
                                                                   John McCarthy
                                                                (212) 697-1105


Loral's quarterly conference call with chairman and chief executive officer, Bernard L. Schwartz, will begin at 9:30 a.m. EST tomorrow, April 1, 2003. To participate, please dial (913) 981-5571 approximately 15 minutes prior to the scheduled start of the call, or access the listen-only simulcast of the call on the Internet at www.loral.com. A replay will be available beginning at 12:00 p.m. EST on April 1 through 8:00 p.m. EDT on April 8, by dialing (719) 457-0820, access code: 493797. The web cast will be available on Loral's web site through April 8, 2003.

                       LORAL REPORTS 2002 YEAR-END RESULTS

NEW YORK - March 31, 2003 - Loral Space & Communications (NYSE:LOR) today reported its financial results for the three months and year ended December 31, 2002.

Several non-cash charges had an adverse effect on Loral's reported results. The company's operating performance, however, was consistent with its expectations and previous guidance. Further, cash and available credit at the end of the year of $132 million exceeded the company's forecast. Severe industry and economic conditions have presented Loral with enormous challenges over the past 18 months but the company believes the actions taken - to reduce debt, cut costs, and enter new markets - put it in a better position to benefit when conditions improve.

Financial Results for the Periods Ended December 31, 2002 (Please refer to the attached tables.)

For the full year 2002, Loral's reported revenue was $1.1 billion, a slight increase over last year. A five percent increase in sales at Space Systems/Loral (SS/L), due essentially to the timing of work completed, was somewhat offset by a decline in fixed satellite services (FSS) sales stemming from soft demand and modest pricing deterioration. Fourth quarter revenue was $263 million, a decrease of approximately four percent from the final quarter of 2001.


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

SS/L recorded a $69 million charge for a reduction in the value of its advances to Europe*Star and a decline in the value of its Sirius Satellite Radio holdings. This charge, along with lower FSS revenues, resulted in a decline in Loral's reported EBITDA (which is equivalent to operating income/loss before depreciation and amortization, including amortization on unearned stock compensation) for the fourth quarter and the year compared to the year-earlier periods. Loral EBITDA was $105 million in 2002 versus $223 million in 2001. EBITDA in the fourth quarter was a loss of $44 million as compared to positive EBITDA of $53 million in the final quarter of 2001.

Apart from the $69 million above-noted charge and a $32 million increase in eliminations (see note on page 6), Loral's EBITDA would have been $206 million, approximating previous guidance of $210 to $215 million. The company posted an operating loss of $82 million including the asset write-down and the eliminations adjustment in 2002, compared to an operating loss of $5 million in 2001.

Net interest expense declined from $155 million in 2001 to $64 million in 2002 due to three factors: the 2001 Orion bond exchange reduced the principal on the Orion bonds by $229 million; the gain on the Orion exchange is amortized against the interest expense over the life of the new bonds; and, the interest rates on Loral's variable rate debt was lower in 2002 than in 2001.

Income tax expense increased sharply in 2002 to $355 million compared to $2 million in 2001. Loral wrote off its tax asset to zero in the fourth quarter of 2002, because at December 31, 2002, it did not meet the accounting criteria for retaining the asset's value on its balance sheet. As a result, the current year provision includes a $390 million charge.

As previously reported, Loral adopted SFAS No. 142 (Goodwill and Other Intangible Assets) on January 1, 2002, the net result of which was a charge of $890 million, substantially all of which was recorded in the first quarter of 2002, reflecting the cumulative effect of this change in accounting principle.

Loral's net loss applicable to common shareholders in 2002 totaled $1.56 billion or $4.18 per share. In 2001, Loral reported a net loss of $277 million, or $0.86 per share. Net loss in 2002 included the aforementioned charges: the $890 million goodwill charge, the $390 million income tax provision, the $69 million write-down in connection with Europe*Star and Sirius, as well as $46 million non-cash dividend charges on conversions of preferred stock. Loral's 2001 net loss included a charge of $7 million (after tax) relating to Loral's settlement with the U.S. Government, a

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

non-cash dividend charge of $29 million and a gain of $22 million (after tax) on Loral CyberStar's debt exchange.

Without the 2002 charges, 2002 net loss would have been $173 million or $0.46 per share. Net loss for 2001, excluding charges, would have been $264 million or $0.82 per share.

Similarly, the fourth quarter 2002 net loss of $523 million or $1.24 per share, would have been $65 million or $0.15 per share before the charges taken in the fourth quarter. Fourth quarter 2001 loss of $42 million or $0.13 per share would have been $58 million or $0.17 per share without adjustments for Loral's government settlement and the gain on Loral CyberStar's exchange.

Per share calculations for the fourth quarter and full year 2002 are based on 422 million and 373 million basic and diluted weighted average shares outstanding, respectively, versus 336 million and 324 million in 2001, respectively, with the increase in 2002 arising from conversion of some of the company's preferred stock into common stock.

Year-end Cash Position

Loral's cash and available credit on December 31, 2002, was $132 million. This cash position was achieved after capital spending and investments of $139 million primarily for the continued construction of satellites for Loral Skynet, scheduled loan payments of $135 million, and cash interest and preferred dividend-related payments of $176 million.

Net cash provided by operating activities in 2002 rose to $195 million from $170 million in 2001.

Financing Activities

In August of 2002, the company indefinitely suspended dividend payments on both its Series C and Series D Preferred Stock. Dividends on both series continue to accrue. In the fourth quarter, Loral completed a preferred stock exchange that reduced the principal amount of mandatory preferred stock obligations by $350 million and eliminated $21 million in annual dividends. From the beginning of 2001 through the end of 2002, Loral reduced its principal amount of debt and preferred obligations by more than $1.3 billion and has eliminated over $95 million in annual dividend and interest payments.

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Bank Loan Amendments

In March 2003, Loral agreed with its bank lenders to amend the terms and conditions of its two bank credit facilities. The agreements amend certain financial covenants and place restrictions on the company and certain of its subsidiaries. Loral is currently in compliance with all of the covenants and conditions under its various credit arrangements and believes it will continue to meet these covenants and conditions throughout the year.

Bookings and Backlog

The drought in orders for the construction of commercial satellites worldwide continued throughout 2002, although there is evidence of renewed interest based on increased inquiries and requests for proposals from current and prospective satellite customers. SS/L did not book any new satellite orders in 2002. It expects five orders in 2003 of the 12 to 15 it estimates will be placed industry-wide for replacement and/or expansion satellites. SS/L's backlog was $763 million at the end of 2002, down from $1.6 billion at year-end 2001. Twelve satellites remained in backlog at the end of 2002; eight to 10 of them are scheduled for delivery in 2003.

Fixed satellite services net bookings were $278 million in 2002 versus negative net bookings of $118 million in 2001. The company expects bookings to rise in 2003 due to increased activity in the government, military and homeland security markets. Fixed satellite services year-end backlog was $1.4 billion, down slightly from $1.5 billion at the end of 2001, and more than three times its annual revenue.

Loral's net bookings totaled $173 million for the twelve-month period and $69 million for the fourth quarter compared to $649 million and $320 million for the same periods in 2001. Loral's net funded backlog on December 31, 2002 was $1.8 billion compared to $2.7 billion at year-end 2001.

BUSINESS SEGMENTS

In evaluating financial performance, management uses revenues and operating income/loss before depreciation and amortization, including amortization of unearned stock compensation (EBITDA) as a measure of a segment's profit or loss.

Fixed Satellite Services (FSS)

In the latter part of 2002, Loral integrated the operations of Loral CyberStar into Loral's FSS business, managed and operated by Loral Skynet. This integration differentiates

                                      -8-
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Loral Skynet from its competitors, allowing it to offer customers a unique and broad portfolio of satellite and integrated network services, from the leasing of satellite transponders to the delivery of network and professional services that combine the advantages of terrestrial and space infrastructures. FSS results for 2002 combine Loral Skynet's performance with that of the data business. Results for 2001 have been recast to reflect the combination.

Fixed satellite services 2002 revenue was $395 million, compared to $464 million in 2001, and for the fourth quarter was $89 million compared to $115 million in the year-ago quarter, due chiefly to depressed economic and industry activity which led customers to curtail or delay spending.

Driven primarily by lower revenues, FSS EBITDA for the year was $220 million compared to $263 million in 2001. Fourth quarter FSS EBITDA was $44 million compared to $74 million in 2001. The FSS EBITDA margin was 56 percent for the year, compared to 57 percent in 2001. Depreciation and amortization expense was $162 million in 2002 and $191 million in 2001.

The company has identified and is pursuing what it considers to be high-growth sales opportunities in the government, military and homeland security markets. Recent geo-political events have resulted in increased utilization on both Skynet's Telstar 10 and Telstar 12 capacity -- a result of its satellites' well-positioned European, Asian and Middle Eastern footprints. Absent war-generated demand, European markets remain steady and Asia is beginning to see some growth, driven by a slow but growing demand for general telecom services from China. Demand in Latin America remains weak, however, initiatives such as government-sponsored distance education programs, using both C- and Ku-band, are providing new opportunities. Ku-band demand in North America remains steady and although C-band continues to be weak, there is a renewed interest in the capacity for high-definition television (HDTV) broadcasts.

Loral's overall transponder lease pricing in 2002 averaged $1.51 million per transponder; over the last six months, however, new bookings have stabilized at a price of approximately $1.45 million per transponder. Skynet fleet utilization at year-end 2002 was 62 percent compared to 67 percent in at year-end 2001.

Skynet plans to add three new satellites to its fleet in 2003:

     o Telstar 13 - C-band payload on "condo" satellite shared with Echostar; scheduled to launch in mid-2003;

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     o    Estrela do Sul - an all Ku-band satellite to serve Brazil and the
          Americas to be launched in the second half of 2003; Connexion by Boeing(TM) is the anchor tenant;

     o Telstar 18 - phased take-up of transponders on APT's Apstar-V satellite serving attractive Asian footprint; scheduled to launch in late 2003.

Satellite Manufacturing and Technology

For the year 2002, Space Systems/Loral's revenue rose five percent to $853 million from $815 million in 2001, due mainly to work performed on programs in backlog and the timing of certain construction milestones.

After the $69 million in charges in connection with the Europe*Star and Sirius write-downs previously cited, SS/L posted an EBITDA loss for the year of $19 million versus positive EBITDA of $24 million in 2001 (which also included a $12 million charge in connection with the settlement of a case with the government). Absent the charges, SS/L EBITDA in 2002 would have been $51 million, consistent with the company's guidance of $50 million. Similarly, for the fourth quarter, SS/L's EBITDA loss of $57 million would have been $1 million but for the charges taken during the quarter. SS/L depreciation and amortization expense was $33 million in 2002 and $41 million in 2001.

In 2002, SS/L reorganized its workforce to match the level of activity in the factory, reducing its employee headcount by 26 percent during 2002.

SS/L delivered seven new satellites in 2002 including one each to DirecTV, EchoStar and Sirius, and four to Intelsat. The most recent, Intelsat 907, was successfully launched in February 2003. Intelsat 907 is the seventh satellite in Intelsat's IX series of satellites, all built by SS/L. It is the thirty-first satellite SS/L has delivered to the international communications provider since 1980. SS/L has now built nearly half of Intelsat's fleet, significantly more than any other manufacturer.

In March 2003, SS/L received an order from WildBlue Communications Corp., Denver Colo., to restart construction of WildBlue-1, the world's first commercially dedicated all-Ka-band, multiple-spot-beam broadband satellite. Construction of the satellite had been halted for 14 months while the customer sought to raise the funds needed to launch its business and complete construction of its satellites. Several investors have agreed to provide a total of $156 million in funding to WildBlue, indicating renewed interest in two-way broadband communications. These investors include: Intelsat, Liberty Satellite, National

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Rural Telecommunications Cooperative (NRTC), Kleiner Perkins Caufield and Byers,
and WildBlue's chairman.

Note: Historically, the results for Loral's satellite manufacturing and technology segment have been prepared in accordance with accounting principles applicable to government contracts, whereby all costs incurred, including general and administrative (G&A) costs, are allocated to customer programs. Management evaluates this segment's financial performance on this basis. An adjustment required to conform to U.S. generally accepted accounting principles
(GAAP) for commercial contracts, which instead removes allocated G&A costs from the program accounts and recognizes G&A costs as a period expense, is reflected in the "eliminations" line. Loral determined that the method by which it had previously calculated the eliminations was inappropriate and has, therefore, restated its reported results by increasing costs by $9 million and $7 million for the second and third quarters of 2002, respectively, to reflect this change.

Outlook for 2003

Loral's focus remains on reducing debt, containing costs, providing an expanded line of services to its customers, and pursuing emerging opportunities - for both of its businesses - in the broadband, military, government and homeland security markets, as well as satellite manufacturing opportunities in weather monitoring and air traffic control.

Reported revenues in 2003 are expected to be flat year over year and EBITDA is expected to improve.

Loral Skynet plans to add three new satellites to its fleet in 2003, bringing the total to ten. These additions, already substantially funded and requiring only small incremental costs to operate, will strengthen the Skynet fleet and position it to take advantage of new opportunities as the economy recovers. In addition, the launch of these new satellites will significantly enhance asset values and will begin to provide added revenues in 2003.

Space Systems/Loral is scheduled to deliver eight to ten satellites in 2003. Industry forecasts for new satellite orders worldwide in 2003 are in the 12 to 15 range, many of them replacements for older or ailing spacecraft. Based on current discussions with customers, SS/L expects to be awarded contracts for the construction of five new satellites before the end of the year.

Loral Space & Communications is a high technology company that concentrates primarily on satellite manufacturing and

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satellite-based services. For more information, visit Loral's web site at
www.loral.com.
-------------
                                    # # #

Note: EBITDA (which is equivalent to operating income/loss before depreciation and amortization, including amortization on unearned stock compensation) is a non-GAAP financial measure provided because it is the method by which the company measures the performance of its operating segments and it is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity and is presented to enhance the understanding of Loral's operating results. EBITDA is not an alternative to net income as an indicator of a company's operating performance, nor is cash flow from operations a measure of a company's liquidity.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Ltd. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, which have been described in the section of the company's annual report on Form 10-K for the fiscal year ended December 31, 2002, entitled "Certain Factors That May Affect Future Results," and the company's other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents.

                                      -12-

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

                                                  LORAL SPACE & COMMUNICATIONS LTD
                                                      STATEMENTS OF OPERATIONS
                                                (In millions, except per share data)

                                                                  Three Months Ended December 31,       Year Ended December 31,
                                                                  -------------------------------       -------------------------
                                                                    2002                   2001            2002           2001
                                                                  ---------              --------       ----------     ----------

Segment Revenues:
     Fixed satellite services                                     $   88.7               $ 114.9        $   395.4      $   464.2
     Satellite manufacturing and
     technology                                                      152.6                 218.8            853.1          814.8
                                                                  ---------              --------       ----------     ----------
Operating segment revenues                                           241.3                 333.7          1,248.5        1,279.0
     Eliminations                                                     21.5                 (61.2)          (150.1)        (209.4)
                                                                  ---------              --------       ----------     ----------
OPERATING REVENUES AS REPORTED                                    $  262.8               $ 272.5        $ 1,098.4      $ 1,069.6
                                                                  =========              ========       ==========     ==========

Segment EBITDA:
     Fixed satellite services                                     $   44.1               $  74.0        $   219.9      $   263.4
     Satellite manufacturing and technology
     before valuation allowances                                       1.1                 (12.1)            50.6           24.2
     Satellite manufacturing and technology
     valuation allowances (1)                                        (58.0)                  -              (69.2)             -
     Corporate expenses                                              (10.6)                 (3.8)           (36.8)         (37.5)
                                                                  ---------              --------       ----------     ----------
Segment EBITDA before eliminations                                   (23.4)                 58.1            164.5          250.1

Eliminations                                                         (20.8)                 (5.4)           (59.5)         (27.5)
                                                                  ---------              --------       ----------     ----------
EBITDA AS REPORTED (1)                                               (44.2)                 52.7             105.0          222.6

Depreciation and amortization                                        (45.4)                (61.7)          (187.0)        (227.8)
                                                                  ---------              --------       ----------     ----------
Operating loss                                                       (89.6)                 (9.0)           (82.0)          (5.2)

Interest and investment expense, net                                 (18.5)                (34.2)           (64.2)        (155.0)
(Loss) gain on debt exchanges and investments, net                    (1.3)                 33.9             (1.2)          33.9
                                                                  ---------              --------       ----------     ----------
PRETAX LOSS                                                         (109.4)                 (9.3)          (147.4)        (126.3)

Income tax expense                                                  (353.2)                 (9.9)          (355.0)          (2.2)
                                                                  ---------              --------       ----------     ----------

LOSS AFTER TAXES                                                    (462.6)                (19.2)          (502.4)        (128.5)
Equity in affiliate losses and other                                 (25.2)                (11.3)           (76.5)         (66.3)
Cumulative effect of change in accounting
   principle, relating to goodwill in 2002,
   net of taxes                                                      (13.8)                  -             (890.3)          (1.7)
                                                                  ---------              --------       ----------     ----------

Net loss                                                            (501.6)                (30.5)        (1,469.2)        (196.5)

Preferred dividends                                                  (21.8)                (11.9)           (89.2)         (80.7)
                                                                  ---------              --------       ----------     ----------

NET LOSS - COMMON SHAREHOLDERS                                    $ (523.4)              $ (42.4)        (1,558.4)     $  (277.2)

Less cumulative effect of change in accounting
   principle, relating to goodwill in 2002                            13.8                   -              890.3            1.7
                                                                  ---------              --------       ----------     ----------

NET LOSS - COMMON SHAREHOLDERS before cumulative
   effect of change in accounting principle, relating
   to goodwill in 2002                                            $ (509.6)              $ (42.4)       $  (668.1)     $  (275.5)
                                                                  =========              ========       ==========     ==========
                                                                                                        ----------     ----------

Weighted shares outstanding - Basic and Diluted                      421.9                 335.9            372.7          323.8
                                                                  =========              ========       ==========     ==========

Loss per share - Basic and Diluted                                 $ (1.24)              $ (0.13)       $   (4.18)     $   (0.86)
                                                                  =========              ========       ==========     ==========

LOSS PER SHARE - BASIC AND DILUTED before cumulative
   effect of change in accounting principle, relating
   to goodwill in 2002                                            $ (1.21)               $ (0.13)       $   (1.79)     $   (0.85)
                                                                  =========              ========       ==========     ==========

(1)  Represents non-cash charges in connection with advances related to Europe*Star and an agreement reached with a customer to convert vendor financing receivables into the customer's equity.

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

                                                  LORAL SPACE & COMMUNICATIONS LTD.

                                                     Supplemental Financial Data
                                                            (In millions)


                                                Three Months Ended December 31,             Year Ended December 31,
                                                --------------------------------        --------------------------------
                                                    2002                2001                2002                2001
                                                ------------        ------------        ------------        ------------

BOOKINGS
     Fixed satellite services                   $     106.1         $      91.3         $     423.1         $     457.8
     Satellite manufacturing and technology           163.5               404.9               183.3               795.0
     Intercompany eliminations                        (97.6)               31.9              (153.3)               37.3
                                                ------------        ------------        ------------        ------------
Total bookings                                        172.0               528.1               453.1             1,290.1
     Debookings                                      (102.8)             (208.3)             (280.0)             (641.4)
                                                ------------        ------------        ------------        ------------
NET BOOKINGS                                    $      69.2         $     319.8         $     173.1         $     648.7
                                                ============        ============        ============        ============

                                                                                        December 31,        December 31,
                                                                                            2002                2001
                                                                                        ------------        ------------

FUNDED BACKLOG
     Fixed satellite services                                                           $   1,368.0         $   1,485.7
     Satellite manufacturing and technology                                                   762.9             1,567.3
                                                                                        ------------        ------------
Total funded backlog                                                                        2,130.9             3,053.0
     Intercompany eliminations                                                               (308.2)             (305.1)
                                                                                        ------------        ------------
NET FUNDED BACKLOG                                                                      $   1,822.7         $   2,747.9
                                                                                        ============        ============
CASH & UNUSED BANK CREDIT (1)                                                           $     132.0         $     229.3
                                                                                        ============        ============

                                                      Condensed Balance Sheets
                                                            (In millions)

                                                                                        December 31,        December 31,
                                                                                            2002                2001
                                                                                        ------------        ------------

Cash and equivalents                                                                    $      65.9         $     159.9

Other current assets                                                                          324.5               402.2
                                                                                        ------------        ------------
     Total current assets                                                                     390.4               562.1

Property, plant & equipment, net                                                            1,897.3             1,977.4

Cost in excess of net assets acquired, net                                                      -                 891.7

Other assets                                                                                  405.1               995.0
                                                                                        ------------        ------------
     Total assets                                                                       $   2,692.8         $   4,426.2
                                                                                        ============        ============
Current portion of debt                                                                 $     131.9         $     136.6

Other current liabilities                                                                     329.2               447.9
                                                                                        ------------        ------------
     Total current liabilities                                                                461.1               584.5

Long-term debt                                                                              2,112.6             2,226.5

Other long-term liabilities and minority
interest                                                                                      348.2               264.3

Convertible redeemable preferred stock                                                        125.1                 -

Shareholders' equity                                                                         (354.2)            1,350.9
                                                                                        ------------        ------------
     Total liabilities and shareholders'
     equity                                                                             $   2,692.8         $   4,426.2
                                                                                        ============        ============


(1)  Includes unused bank credit of $66.1 million and $69.4 million as of December 31, 2002 and December 31, 2001, respectively.

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